Exhibit 10.1

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 26, 2011 (the “Effective Date”), between WARNER CHILCOTT (US), LLC (the “Company”), and Anthony D. Bruno (“Executive”).

RECITALS

WHEREAS, Executive and the Company previously entered into that certain Third Amended and Restated Employment Agreement between Executive and the Company, dated as of August 4, 2011 (the “Prior Agreement”), relating to Executive’s role as Executive Vice President, Corporate Development of the Company and the Company’s ultimate parent company;

WHEREAS, Executive has notified the Company and Warner Chilcott plc, an Irish public limited company (“Warner Chilcott”), of his desire to retire from his role with the Company to pursue other interests effective as of the end of 2011 and, accordingly, Executive has agreed to transition his role and responsibilities with the Company and Warner Chilcott to other personnel between the date hereof and December 31, 2011 (the “Retirement Date”) and retire from his employment with the Company and his roles with the Company and Warner Chilcott as of the Retirement Date;

WHEREAS, Executive and the Company desire to enter into this Agreement in order to set forth the terms and conditions upon which Executive will serve the Company and Warner Chilcott and the terms of Executive’s retirement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the following terms shall apply with respect to Executive’s employment with the Company from and after the Effective Date:

1. Employment.

(a) Executive shall continue to be employed by the Company and will have the title of Executive Vice President, Corporate Development of the Company and Warner Chilcott. Executive will report to the Chief Executive Officer of Warner Chilcott (the “CEO”) and will perform such duties as deemed appropriate by the CEO from time to time to transition Executive’s role, duties and authority to such other personnel as may be identified by the CEO or the Board of Directors of Warner

Chilcott (the “Board”), in anticipation of Executive’s retirement as of the Retirement Date. All employees working under Executive shall report to the CEO or such other personnel as may be identified by the CEO or the Board, and Executive shall have no direct reports. Executive agrees to render full-time services under this Agreement in performing his duties and responsibilities hereunder.

(b) Executive shall perform substantially all of his duties under this Agreement at the Company’s Rockaway, New Jersey office; provided, however, that Executive may be required to perform incidental services outside the United States from time to time. Executive may from time to time be required to perform duties commensurate with Executive’s position on behalf of any of Warner Chilcott or any of its direct or indirect subsidiaries (collectively, the “Group Companies”) in addition to the duties described in Section 1(a), and Executive may be appointed an officer or officers of one or more Group Companies in addition to his titles described in Section 1(a). Such duties shall be performed, and appointments accepted, by Executive without additional compensation or remuneration.

(c) Executive accepts such continued employment and agrees to continue to render the services described above to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. It shall not be a violation of this Agreement for Executive to serve on civic or charitable boards or committees so long as such activities do not significantly interfere with Executive’s commitment to work in accordance with this Agreement. With the prior written consent of the Board, which consent shall not be unreasonably refused or delayed, and so long as such activities do not significantly interfere with Executive’s commitment to work in accordance with this Agreement, Executive may serve on corporate boards or committees.

2. Term of Employment. Executive’s employment by the Company shall continue from the Effective Date until the close of business on the Retirement Date unless terminated earlier as hereinafter provided (the “Employment Period”). If the Company gives Executive notice of termination without Cause (as defined below), Executive shall be entitled to the severance payments provided in Section 4(d) hereof.

3. Base Salary and Benefits.

(a) Base Salary. During the Employment Period, Executive shall continue to receive base salary at an annualized rate of $498,739 (the “Base Salary”), payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding.

(b) Business Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by him during the Employment Period in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. The parties agree that such expenses shall include, by way of example and not limitation, cellular telephone service and home fax machine and telephone line.

(c) Employee Benefits. Except as specifically set forth herein, during the Employment Period, Executive shall be entitled to participate in and receive, on a basis comparable to other key executives of the Company, any general benefits provided by any Group Company for which key executives of the Company are eligible, including, without limitation, the Company’s current life and disability insurance provided to Executive and Executive’s Company car.

(d) Annual Bonus and Incentive Awards. During the first calendar quarter of 2012, the Company will present to the Compensation Committee of the Board (the “Committee”) the issue of whether Executive shall be eligible to receive any payment in respect of his annual incentive award relating to the fiscal year of the Company ending as of December 31, 2011 (“FY 2011”) under the Warner Chilcott Management Incentive Plan (“Executive’s FY 2011 Bonus”). If the Committee decides to provide any such payment, the maximum payment will be determined by the Committee in accordance with the metrics previously established for Executive’s FY 2011 Bonus, and the actual amount of any payment to Executive may be reduced as determined by the Committee. Executive acknowledges and agrees that payment of any amount in respect of Executive’s FY 2011 Bonus shall be at the sole discretion of the Committee, and the Company does not guaranty that Executive will be paid any amount in respect of Executive’s FY 2011 Bonus. Accordingly, Executive waives any and all rights to Executive’s FY 2011 Bonus and any other annual incentive or bonus compensation in respect of Executive’s service during FY 2011. Executive further acknowledges and agrees that he shall not be eligible for any additional equity-based grants after the Effective Date, and Executive waives any and all rights to any further equity-based grants. The provisions of this Section 3(d) shall have the effect of amending, as to Executive, the terms of any other agreement, plan, arrangement or communication, to the extent such terms are inconsistent with the provisions above in this Section 3(d).

4. Termination.

(a) If Executive shall die during the Employment Period, Executive’s employment hereunder shall terminate effective as of the date of Executive’s death, except that Executive’s surviving spouse and dependents or, if none, his estate shall be entitled to receive all amounts and benefits to which Executive is entitled, including, without limitation, expense reimbursement amounts accrued to the effective date of termination, amounts and benefits owing under the terms of any benefit plan of any Group Company in which Executive participates and payment with respect to any vacation days accrued but unused by Executive, pursuant to Company vacation policy. In addition, if Executive shall die during the Employment Period:

(i) Executive’s surviving spouse or dependents or, if none, his estate shall receive a death benefit amount of $1,794,494 paid in the form of equal monthly installments for the 24-month period following Executive’s death; and

(ii) subject to Executive’s surviving spouse’s election of COBRA coverage under the Company’s group medical and dental benefit plans, Company-paid participation in the Company’s group medical and dental benefit plans for the 24-month period following Executive’s death, plus a payment equal to one-half of the COBRA cost of such medical and dental coverage to defray expenses not covered by the medical coverage provided.

(b) At the sole discretion of the Board, Executive’s employment hereunder may be terminated by the Company if Executive is disabled (as defined below) and shall have been absent from his duties with the Company on a full-time basis for 180 consecutive days, and, within 30 days after written notice by the Company to do so, Executive shall not have returned to the performance of his duties hereunder on a full-time basis. In the event of such termination, Executive shall be entitled to receive, subject to any delay required pursuant to Section 24, commencing on the 60th day following Executive’s termination of employment (so long as Executive executes, delivers and does not revoke the Company’s standard form of release prior to such date), an amount equal to the amount set forth in Section 4(d)(i) below, plus all other amounts and benefits to which Executive is entitled, including, without limitation, expense reimbursement amounts accrued to the effective date of termination and amounts and benefits owing under the terms of any benefit plan of any Group Company in which Executive participates, all such payments to be payable during the 24-month period after Executive’s last day of active employment in equal monthly installments; provided that, for the avoidance of doubt, the proviso at the end of Section 4(d)(i) shall not apply to payments pursuant to this Section 4(b). As used herein, the term “disabled” shall (i) mean that Executive is unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of his position, or (ii) have the meaning specified in any disability insurance policy maintained by the Company, whichever is more favorable to Executive.

(c) The Company may, by notice to Executive, terminate Executive’s employment hereunder for Cause. As used herein, “Cause” shall mean (i) the conviction of Executive of a felony (other than violation of a motor vehicle or moving violation law) or conviction of a misdemeanor if such misdemeanor involves moral turpitude; or (ii) Executive’s voluntary engagement in conduct constituting larceny, embezzlement, conversion or any other act involving the misappropriation of any Group Company funds in the course of his employment; or (iii) Executive’s willful refusal (following written notice) to carry out specific directions of the Board, the managing member of the Company or the board of directors or managing member, as applicable, of any other Group Company of which Executive is an officer, which directions shall be consistent with the provisions hereof; or (iv) Executive’s committing any act of gross negligence or intentional misconduct in the performance or non-performance of his duties hereunder; or (v) any material breach by Executive of any material provision of this Agreement (other than for reasons related only to the business performance of the Company or business results achieved by Executive). For purposes of this Section 4(c), no act or failure to act on Executive’s part shall be considered to be reason for termination for Cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the Company. Upon the termination of Executive’s employment for Cause, the Company shall pay to Executive (x) his Base Salary accrued through the effective date of termination, payable at the time such payment is otherwise due and payable hereunder, and (y) all other amounts and benefits to which Executive is entitled, including, without limitation, vacation pay and expense reimbursement amounts accrued to the effective date of termination and amounts and benefits owing under the terms of any benefit plan of any Group Company in which Executive participates and Executive shall not be entitled to any severance payments.

(d) Executive and the Company agree that the Company in its absolute discretion, may terminate Executive’s employment hereunder without Cause; provided, however, that in such event Executive shall be entitled to receive: (i) subject to any delay required pursuant to Section 24, commencing on the 60th day following Executive’s termination of employment (so long as Executive executes, delivers and does not revoke the Company’s standard form of release prior to such date), an amount equal to (x) 200% of Executive’s Base Salary in effect as of the date Executive’s employment with the Company is terminated plus (y) 200% of the Cash Bonus paid (or payable in the event the full amount has not then been paid) to Executive with respect to the calendar year immediately preceding the year in which Executive’s employment with the Company terminated, payable in 24 equal monthly installments, except that an amount equal to the first two such installments shall be paid as a lump sum on the date payments commence in accordance with this Section 4(d) and the remainder shall be paid monthly beginning on the Company’s first regularly scheduled payroll payment date in the first calendar month following the month in which payments commenced; provided, however, that if such termination occurs in connection with or following a Change of Control, then such amounts shall be payable as a lump sum cash payment within 10 days after Executive’s last day of active employment; and (ii) all other amounts and benefits to which Executive is entitled, including, without limitation, expense reimbursement amounts accrued to the effective date of termination and amounts and benefits owing under the terms of any benefit plan of any Group Company in which Executive participates.

(e) Executive’s employment may be terminated by Executive with or without reason. Upon any termination pursuant to this Section 4(e), Executive shall be entitled (so long as Executive executes, delivers and does not revoke the Company’s standard form of release prior to the 60th day following Executive’s termination of employment) to the payments specified in Section 4(d) paid in the manner set forth therein.

5. Retirement.

(a) If Executive’s employment has not terminated earlier, Executive’s employment with the Company shall cease as of the Retirement Date and Executive hereby agrees (A) to voluntarily retire and relinquish all executive positions and other roles with all Group Companies, in each case effective as of the Retirement Date; (B) to sign and deliver the Release Agreement (attached hereto as Exhibit A) (the “Release Agreement”) within 21 days following the Retirement Date, to be effective as of the Retirement Date; and (C) to continue to comply with the provisions of this Agreement, including, without limitation, Sections 7, 8 and 10.

(b) Upon Executive’s retirement as of the Retirement Date, and subject to Executive’s timely execution of the Release Agreement, Executive shall be entitled to the following payments and benefits:

(i) The Company shall pay to Executive an aggregate amount equal to (x) 200% of Executive’s annual base salary in effect as of the date hereof plus (y) 200% of the annual cash bonus paid to Executive with respect to the 2010 calendar year. The aggregate amount of such payments shall be $1,794,494.00. This amount shall be paid in the form of (A) an installment of $448,623.50 (i.e., 25% or 6 month’s worth of the aggregate amount) as of the first Company payroll date occurring after

June 30, 2012 and (B) $1,345,870.50 (i.e., the remaining 75% or 18 months worth of the aggregate amount) paid in 18 equal monthly installments thereafter;

(ii) Executive’s Company equity grants (options, restricted shares and, in 2011, performance restricted shares) received by Executive as of January 20, 2009, January 29, 2010 and February 17, 2011, respectively, shall be treated in accordance with the terms of the award agreements governing each such grant as if Executive’s retirement was a termination by the Company without Cause or a resignation by Executive for good reason effective December 31, 2011 and, accordingly, a portion of each such outstanding equity grant shall vest, as set forth in the table below:

Equity Award	Portion to Become Vested Pursuant to Award Terms

Option Award granted January 20, 2009	option to purchase 20,985 shares vests as of Retirement Date

Restricted Share Award granted January 20, 2009	7,959 shares vest as of Retirement Date

Option Award granted January 29, 2010	option to purchase 10,633 shares vests as of Retirement Date

Restricted Share Award granted January 29, 2010	4,306 shares vest as of Retirement Date

Option Award granted February 17, 2011	option to purchase 6,147 shares vests as of Retirement Date

Restricted Share Award granted February 17, 2011	2,561 shares vest as of Retirement Date

Performance Restricted Share Award granted February 17, 2011	up to 2,485 shares eligible to vest subject to actual performance

Any portion of Executive’s unvested Company equity awards which does not become vested by its terms shall terminate effective as of the Retirement Date; provided, however, that any portion of Executive’s unvested Performance Restricted Share Award granted February 17, 2011 which does not become vested by its terms shall terminate effective as of the date provided in the agreement governing such award;

(iii) For the 18-month period following the Retirement Date, subject to Executive’s election of COBRA coverage under the Company’s group medical and dental benefit plans and Executive’s payment of cost of coverage contributions of $50 per month, the Company shall (A) provide to Executive continued participation in the Company’s group medical benefit and dental plans for Executive and his spouse and dependents, (B) fund the remaining monthly cost of such coverage (i.e., over and above Executive’s monthly $50 contribution) (the “Company Medical Subsidy”) and (C) for so long as Executive continues to participate in such coverage, pay or credit to Executive an additional amount equal to one-half of the Company Medical Subsidy to defray expenses not covered by the medical and dental coverage provided;

(iv) For the 6-month period after the 18-month period following the Retirement Date (A)(i) Executive shall seek medical and dental insurance comparable to the benefits provided under the Company’s group medical plan through a third-party insurance provider (“Comparable Coverage”) and the Company shall reimburse Executive for the reasonable insurance premiums paid by Executive for individual health policies covering Executive and his spouse and dependents for such 6-month period which provide benefits or (ii) if Executive is unable to obtain such Comparable Coverage for himself or his spouse or dependents, the Company shall pay to Executive a monthly amount during such 6-month period equal to the reasonable premium amount that an insurance company would charge to provide Comparable Coverage to an individual of the age of Executive meeting the minimum underwriting standards of such insurance company and (B) the Company shall pay or credit to Executive an additional amount equal to one-half of the amount paid to Executive by the Company under Section 5(b)(iv)(A) to defray expenses not covered by the medical and dental coverage provided;

(v) Executive’s existing Company life insurance coverage shall be continued by the Company until December 31, 2013; and

(vi) The Company shall pay Executive for any vacation days accrued but unused by Executive as of the Retirement Date, pursuant to Company vacation policy.

(c) Notwithstanding anything to the contrary above (A) in lieu of Executive obtaining the third-party coverage and/or receiving the payments described in Section 5(b)(iv), the Company may arrange or provide for benefits providing the coverage described in Section 5(b)(iv)

and (B) Executive agrees to promptly notify the Company if at any time during the 24-month period following the Retirement Date Executive or his spouse become eligible to participate in any medical benefit plan of a subsequent employer of Executive or his spouse (“Alternative Benefit Eligibility”) and whether or not Executive has provided such notice, as of the date of such Alternative Benefit Eligibility, the benefits provided under Sections 5(b)(iii) and (iv) and, if applicable, clause (A) of this paragraph, shall cease. In addition, notwithstanding anything to the contrary above (A), the Company does not assume any obligations or liabilities other than those explicitly described in this Agreement, and, for the avoidance of doubt, the Company does not provide any guaranty with respect to the availability or level of medical or dental benefits available to Executive or his spouse or dependents or the tax treatment of any benefits provided under this Agreement and the Company shall not be required to indemnify or hold harmless Executive or his spouse or dependents for any potential unavailability of such benefits or any potential taxes imposed on Executive or his spouse or dependents in connection with such benefits and (B) all of the payments and benefits provided under this Section 5 shall be subject to applicable withholdings and customary payroll deductions.

(d) The execution of the Release Agreement is a precondition to Executive’s entitlement to the payments and benefits set forth above in this Section 5. The execution of the Release Agreement is intended to establish closure on all matters encompassed by the Release Agreement through and including the Retirement Date. However, separately, by accepting the terms of this Agreement, Executive agrees that he waives and releases all claims and rights he may have against all Group Companies and affiliates of the Group Companies, as of the date hereof, including, without limitation, all claims and rights in respect of his roles with the Group Companies and his agreed retirement from those roles, as described above, but excluding the rights, payments and benefits explicitly provided under this Agreement. Accordingly, by executing this Agreement, in consideration of the payments and benefits set forth above in this Section 5, and in this Agreement generally, Executive hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all claims arising out of Executive’s employment with and anticipated retirement from the Company (other than the rights, payments and benefits explicitly provided to Executive under this Agreement) that Executive may have against Warner Chilcott, the Company and all other subsidiaries and affiliates of Warner Chilcott, together with its past, present and future parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, executives, shareholders, trustees, members, partners, plan administrators, attorneys, and agents (individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing.

6. Gross-Up Payment.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or consideration received by Executive from a Group Company (or any Person whose actions result in a change in ownership or effective control or in the ownership of a substantial portion of assets of the Group Companies covered by Section 280G(b)(2) of the Internal Revenue Code of 1986 of the United States, as amended (the “Code”), or any Person affiliated with any Group Company or any such Person) in connection with a Change of Control or any other change in ownership or control or in the ownership of a substantial portion of assets for purposes of Section 280G (in each case whether paid or payable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6(a)) (any such payment or consideration, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Executive at the time specified in Section 6(e) below an additional amount (a “Gross-Up Payment”) such that the net amount of the Gross-Up Payment retained by Executive, after deduction of all federal, state and local income tax (and any interest and penalties imposed with respect thereto), employment tax and Excise Tax on the Gross-Up Payment, shall be equal to the amount of the Excise Tax imposed on such Payment.

(b) For purposes of the foregoing Section 6(a), the proper amounts, if any, of the Excise Tax and the Gross-Up Payment shall be determined in the first instance by the Company. Such determination by the Company shall be promptly communicated in writing by the Company to Executive. Within 10 days of being provided with written notice of any such determination, Executive may provide written notice to the Compensation Committee (or, if there is no Compensation Committee, the Board) of any disagreement, in which event the amounts, if any, of the Excise Tax and the Gross-Up Payment shall be determined by an independent accounting firm mutually selected by the Company and Executive in which event the Company shall bear the costs of retaining such independent accounting firm. The determination of the Company (or in the event of disagreement, the accounting firm selected) shall be final and nonreviewable.

(c) For purposes of determining whether any Payment will be subject to the Excise Tax and the amount of such Excise Tax under

Section 6(a), any payments or benefits received or to be received by Executive in connection with a termination of employment shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless the Company or the accounting firm selected above, as applicable, determines based on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, with substantial authority (within the meaning of Section 6662 of the Code), that such payments or benefits (in whole or in part) do not constitute parachute payments, or that such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code.

(d) For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of tax in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of tax in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes; provided, however, that to the extent (but only to the extent) required to comply with Regulation §409A-3(i)(l)(v) under the Code, the amount of the Gross-Up Payment shall be equal to all of the federal, state and local taxes imposed on Executive as a result of the Excise Tax and Gross-Up Payment.

(e) The Gross-Up Payment provided for in Section 6(a) shall be made in a cash, lump-sum payment to Executive (or the appropriate taxing authority on Executive’s behalf) when due but in no event later than the end of the year following the year in which Executive remits the Excise Tax, net of any required tax withholdings, upon the later of (i) the fifth business day following the effective date of termination, or (ii) the calculation of the amount of the Gross-Up Payment under Section 6(b). Any Gross-Up Payment required hereunder that is not made in a timely manner shall bear interest at a rate equal to the prime rate quoted on the date the payment is first overdue by Citibank N.A., New York, New York plus two percent until paid.

(f) As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under Section 6(a) (“Overpayment”) or that additional payments which are not made by the Company pursuant to Section 6(a) should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be promptly reimbursed by Executive to the Company. In the event there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(g) Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or in any contract or agreement with the Company or any other Group Company at or subsequent to the date of termination of Executive’s employment for any reason shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7. Confidential Information.

(a) Executive acknowledges and agrees that the information, observations and data obtained by him concerning any Group Company while employed by the Company or any other Group Company (“Confidential Information”) are the property of Warner Chilcott and/or the relevant Group Company (as appropriate). Therefore, Executive agrees to keep secret and retain in the strictest confidence all Confidential Information, including, without limitation, trade “know-how” secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects and other business affairs of any Group Company, learned by him prior to or after the date of this Agreement, and not to disclose them to anyone outside the Group Companies, either during or after his employment with the Company, except: (i) in the course of performing his duties hereunder; (ii) with Warner Chilcott’s express written consent; (iii) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order or other governmental process, shall notify the Company, by personal delivery or fax (pursuant to Section 12 hereof), and, at the Company’s expense, shall take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other governmental process and permit any Group Company to intervene and participate with counsel of its own choice in any related proceeding.

(b) Executive shall deliver to the Company prior to the Retirement Date or, if sooner, upon any earlier termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any other Group Company which he may then possess or have under his control.

8. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patents, patent applications and all similar or related information (whether or not patentable) which relate to a Group Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company or any other Group Company (“Work Product”) belong to the applicable Group Company. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after his employment) to seek and obtain intellectual property protection on behalf of the applicable Group Company and establish and confirm the applicable Group Company’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

9. Indemnification. The Company will indemnify Executive and his legal representatives to the fullest extent permitted by applicable laws and the existing organizational documents of the Company or any other applicable laws or the provisions of any other corporate document of the Company, and Executive shall be entitled to the protection of any insurance policies the Company may elect to obtain generally for the benefit of its directors, officers and employees, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of him being or having been a director, officer or employee of the Company or any other Group Company or actions taken purportedly on behalf of the Company or any other Group Company. The Company shall advance to Executive the amount of his expenses incurred in connection with any proceeding relating to such service or function to the fullest extent legally permissible under applicable law. The indemnification and expense reimbursement obligations of the Company in this Section 9 will continue as to Executive after he ceases to be an officer and/or employee of the Company and shall inure to the benefit of his heirs, executors and administrators. The Company shall not, without Executive’s written consent, cause or permit any amendment of the Company’s governing documents which would adversely affect Executive’s rights to indemnification and expense reimbursement thereunder.

10. Non-Compete; Non-Solicitation.

(a) Subject to Section 1(c) hereof, Executive covenants and agrees that Executive shall not, directly or indirectly, either alone or jointly with or on behalf of any person, firm, company or entity and whether on his own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever:

(i) during the period up to and ending on December 31, 2011, engage, assist or be interested in any undertaking which provides services or products similar to those provided by the Company or any of the Relevant Group Companies, except to the extent that the foregoing restriction is waived by the CEO in his sole discretion, with such waiver being evidenced by a written notice signed and delivered to Executive by the CEO on behalf of the Company Group;

(ii) during the period commencing as of the Effective Date and ending as of the last day of the 24th full calendar month following Executive’s termination of employment with the Company for any reason (including, without limitation, Executive’s retirement as of the Retirement Date) (the “Applicable Period”), in the Relevant Territory, solicit or interfere with or endeavor to entice away from the Company or any of the Relevant Group Companies any Person who is a customer or Potential Customer of the Company or any of the Relevant Group Companies;

(iii) during the Applicable Period, offer to employ, or engage or solicit the employment or engagement of, any Person who immediately prior to the date of termination was an employee, contractor or director of the Company or any of the Relevant Group Companies (whether or not such Person would commit any breach of their contract of employment or engagement by reason of leaving the service of such company); or

(iv) following Executive’s termination of employment with the Company, represent himself as being in any way connected with or interested in the business of the Company or any of the Relevant Group Companies other than, if applicable, in his capacity as a shareholder of Warner Chilcott.

(b) For the purposes of this Agreement:

(i) “Person” means an individual, partnership, limited liability company, corporation, trust or any other entity.

(ii) “Potential Customer” means any Person that the Company or any of the Relevant Group Companies has actively solicited business during the 12-month period prior to Executive’s termination of employment.

(iii) A “Relevant Group Company” means the Company, Warner Chilcott and all direct and indirect subsidiaries thereof and, if applicable, their predecessors in business.

(iv) “Relevant Territory” means the area constituting the market of the Company or any of the Relevant Group Companies for products and services with which Executive shall have been concerned during the term of his employment with any Group Company.

(c) Nothing contained in Section 10(a) shall prohibit Executive from holding shares or securities of a company any of whose shares or securities are quoted or traded on any recognized investment or stock exchange, provided that any such holding shall not exceed three percent of the issued share capital of such company and is held passively by way of bona fide investment only.

(d) If, at the time of enforcement of this Section 10, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Section 10 are reasonable.

(e) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 10, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting of any bond).

11. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

12. Notices. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (whether by overnight courier or otherwise) with receipt acknowledged or sent by registered or certified mail or equivalent, if available, postage prepaid, or by fax (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such fax was sent), addressed to the parties at the following addresses or to such other address as such party shall hereafter specify by notice to the other:

Notices to Executive:	At the address for Executive on file with the Company at the time of the relevant notice

Notices to the Company:	Warner Chilcott (US), LLC Rockaway 80 Corporate Center 100 Enterprise Drive Rockaway, NJ 07866 (973) 442-3200 (Phone) (973) 442-3316 (Fax) Attention: General Counsel

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction (except with respect to Section 10, for which Section 10(d) shall apply), such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Complete Agreement. This Agreement, together with any other agreements referred to herein (other than the Prior Agreement) (and any exhibits, schedules or other documents referred to herein or therein), constitutes the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations, by or among the parties, written or oral, whether in term sheets, presentations or otherwise, which may have related to the subject matter hereof in any way, including, without limitation, the Prior Agreement and the terms of any plan or program which are contrary to any explicit term of this Agreement. Executive acknowledges and agrees that he has been given ample opportunity to consider this Agreement and consult with advisers of his choosing regarding his rights generally and the terms of this Agreement, and has used such time as he deems appropriate to review and consider this Agreement prior to his execution of this Agreement.

15. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

18. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the making, interpretation or the breach thereof, other than (a) a claim solely for injunctive relief for any alleged breach of the provisions of Sections 7, 8 or 10 as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction and (b) the determination of Excise Tax and any Gross-Up Payment pursuant to Section 6 hereof, shall be settled by arbitration in New York City by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and any party to the arbitration may, if he or it elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief.

21. Legal Fees and Expenses. The Company agrees to pay, as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which Executive may reasonably incur as a result of (a) review and/or any claims made regarding the Company’s determination of Excise Tax and Gross-Up Payment pursuant to Section 6 hereof; or (b) any contest brought in good faith (regardless of the outcome thereof) by the Company, Executive or others of the validity, or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

22. No Mitigation or Set-Off. The provisions of this Agreement are not intended, nor shall they be construed, to require that Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as a result of his employment by another employer or otherwise (except as provided under Section 5(c) with respect to medical and dental benefits). The Company’s obligations to make the payments to Executive required under this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive.

23. Tax Withholding. The parties agree to treat all amounts paid to Executive hereunder as compensation for services. Accordingly, the Company may withhold from any amount payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

24. Code Section 409A. Executive and the Company agree that it is the intent of the parties that this Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Code, and that to the extent any provisions of this Agreement do not comply with Section 409A of the Code, the parties will make such changes as are mutually agreed upon in order to comply with Section 409A of the Code. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which Executive may become entitled under this Agreement which are subject to Section 409A of the Code (and not otherwise exempt from its application) that are payable (i) in a lump sum within six months following the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the amount of such lump sum payments in a lump sum and (ii) in installments within six months following the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the aggregate amount of such installment payments in a lump sum, and after the first business day of the seventh month following the date of termination and continuing each month thereafter, Executive shall be paid the regular payments otherwise due to Executive in accordance with the payment terms and schedule set forth herein.

25. Certain Definitions. The following terms, as used in this Agreement, have the following meanings:

“Change of Control” has the meaning ascribed to such term in the Management Shareholders Agreement.

“Management Shareholders Agreement” means that certain Management Shareholders Agreement dated as of March 28, 2005, as may have been amended from time to time, by and among Warner Chilcott, Warner Chilcott Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited, Executive and the other parties thereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Warner Chilcott (US), LLC

/s/ Michael Halstead
Name: Michael Halstead
Title: Senior Vice President

EXECUTIVE

/s/ Anthony D. Bruno
Anthony D. Bruno

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release Agreement”) is entered into between Anthony D. Bruno (“Executive”) and Warner Chilcott (US) LLC, with an address at 100 Enterprise Drive, Rockaway, New Jersey 07866 (the “Company”). The Company, together with its past, present and future parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, plan administrators, attorneys, and agents (individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Release Agreement as the “Released Parties.”

1. Retirement from Employment. Executive acknowledges and understands that Executive’s last day of employment with the Company is December 31, 2011 (the “Retirement Date”). Executive further acknowledges that Executive has received all compensation and benefits to which Executive is entitled as a result of Executive’s employment, except as otherwise provided under Section 5 of Executive’s Fourth Amended and Restated Employment Agreement with the Company, dated as of August 26, 2011 (the “Employment Agreement”). Executive understands that, except as otherwise provided under Section 5 of the Employment Agreement, Executive is entitled to nothing further from the Released Parties, including reinstatement by the Company.

2. Executive General Release of Released Parties. In consideration of the payment and benefits provided under the Employment Agreement, Executive hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Executive may have against any of the Released Parties, arising on or prior to the date of Executive’s execution and delivery of this Release Agreement to the Company. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey or any other state and the United States and Ireland and all other relevant jurisdictions, including, but not limited to, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act

of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Resignation Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Laws, and the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, and the New Jersey Conscientious Executive Protection Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims, including those of which Executive is not aware and those not mentioned in this Release Agreement. Executive specifically releases any and all Claims arising out of Executive’s employment with the Company or termination therefrom. Executive expressly acknowledges and agrees that, by entering into this Release Agreement, Executive is releasing and waiving any and all Claims, including, without limitation, Claims that Executive may have arising under ADEA, which have arisen on or before the date of Executive’s execution and delivery of this Release Agreement to the Company. Notwithstanding the above release terms, this Release Agreement shall not release any claims that Executive has under: (i) the Employment Agreement, and (ii) any plan, option award or equity grant that has been awarded to Executive.

3. Representations; Covenant not to Sue. Executive hereby represents and warrants that (A) Executive has not filed, caused or permitted to be filed any pending proceeding (nor has Executive lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Executive agreed to do any of the foregoing, (B) Executive has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Release Agreement, and (C) Executive has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as set forth in Section 10 below, Executive covenants and agrees that Executive shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties, except with respect to enforcing any right under the Employment Agreement or those rights not otherwise released hereunder.

4. Who is Bound. The Company and Executive are bound by this Release Agreement. Anyone who succeeds to Executive’s rights and responsibilities, such as the executors of Executive’s estate, is bound and anyone who succeeds to the Company’s rights and responsibilities, such as its successors and assigns, is also bound.

5. Cooperation With Investigations/Litigation. Executive agrees, upon the Company’s request, to reasonably cooperate in any investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Executive’s tenure with the Company. Executive will make himself reasonably available to consult with the Company’s counsel, to provide information, and to appear to give testimony. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement and provides satisfactory documentation of the expenses.

6. Non-Disparagement and Confidentiality. Executive agrees not to make any defamatory or derogatory statements concerning any of the Released Parties. Provided inquiries are directed to the Company’s Senior Vice President, Corporate Development, the Company shall disclose to prospective employers information limited to Executive’s dates of employment and last position held by Executive. Executive confirms and agrees that Executive shall comply with the terms of the Employment Agreement (including, without limitation, Section 7, 8 and 10 of the Employment Agreement) and shall not, directly or indirectly, disclose to any person or entity or use for Executive’s own benefit, any confidential information concerning the business, projects, finances or operations of the Company, its affiliates or subsidiaries or any of their respective customers; provided, however, that Executive’s obligations under this Section 6 shall not apply to information generally known in the Company’s industry through no fault of Executive or the disclosure of which is required by law after reasonable notice has been provided to the Company sufficient to enable the Company to contest the disclosure. Confidential information shall include, without limitation, all trade secrets, know-how, show-how, technical, operating, financial, and other business information and materials, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, including, but not limited to, information regarding pricing, margins, customer contact and customer profiles.

7. The Company Property. Executive represents and warrants that he has complied with Section 7(b) of the Employment Agreement and he has returned to the Company all property in his possession, custody or control belonging to the Company, its affiliates or subsidiaries, including, but not limited to, all equipment, computers, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Executive received, prepared, or helped prepare. Executive represents that Executive has not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof, whether in hard copy or electronic form, of the Company’s, its affiliates’ or subsidiaries’ documents.

8. Remedies. If (i) Executive breaches any material term or condition of this Release Agreement or any material term of the Employment Agreement and, after being provided with notice of such breach to the extent such breach is curable, fails to cure such breach within 10 business days, or (ii) any material representation made by Executive in this Release Agreement was false when made, then such breach or false representation, as the case may be, shall constitute a material breach of this Release Agreement and in addition to and not instead of the Released Parties’ other remedies under law or in equity, Executive shall be required to immediately, upon written notice from the Company, return all payments made to Executive under Section 5 of the Employment Agreement, less $500.00, and Executive shall forfeit all rights granted under Section 5 of the Employment Agreement with respect to any equity awards held by Executive. Executive agrees that if Executive is required to return any amounts and forfeit any rights under the foregoing sentence, this Release Agreement shall continue to be binding on Executive and the Released Parties shall be entitled to enforce the provisions of this Release Agreement as if such amounts and rights had not been repaid or forfeited and the Company shall have no further obligations to Executive under Section 5 of the Employment Agreement. Further, in the event Executive or the Company materially breaches the terms of this Release Agreement, Executive or the Company, as the case may be, agrees to pay all of the Released Parties’ or Executive’s, as the case may be, attorneys’ fees and other costs associated with enforcing this Release Agreement. Notwithstanding the foregoing, it is understood and agreed that Executive shall have no automatic repayment obligations or obligation to pay the Released Parties’ attorneys’ fees and other costs associated with enforcing the terms of this Release Agreement if Executive were to challenge the ADEA waiver only.

9. Construction of Agreement. In the event that one or more of the provisions contained in this Release Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Release Agreement, but this Release Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Release Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New Jersey without reference to choice of law rules. The Company and Executive consent to the sole jurisdiction of the federal and state courts of New Jersey. EMPLOYER AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS RELEASE AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM, AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

10. Acknowledgments. The Company and Executive acknowledge and agree that:

(a) By entering into this Release Agreement, Executive does not waive any rights or Claims that may arise after the date that Executive executes and delivers this Release Agreement to the Company;

(b) This Release Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) to enforce applicable laws, and further acknowledge and agree that this Release Agreement shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. Accordingly, nothing in this Release Agreement shall preclude Executive from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC, but Executive hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(c) Notwithstanding anything set forth in this Release Agreement to the contrary, nothing in this Release Agreement shall affect or be used to interfere with Executive’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Release Agreement; and

(d) Nothing in this Release Agreement shall preclude Executive from exercising Executive’s rights, if any, under (i) Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, or (ii) the Company’s 401(k) Plan.

11. Opportunity For Review.

(a) Executive represents and warrants that Executive (i) has had sufficient opportunity to consider this Release Agreement, (ii) has read this Release Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Executive, (v) has entered into this Release Agreement of Executive’s own free will and volition, (vi) has duly executed and delivered this Release Agreement, (vii) understands that Executive is responsible for Executive’s own attorneys’ fees and costs, (viii) has had the opportunity to review this Release Agreement with counsel of his choice or has chosen voluntarily not to do so, (ix) has been given twenty-one (21) days to review this Release Agreement before signing this Release Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Release Agreement, (x) understands that if Executive does not sign and return this Release Agreement to the Company (Attn: Senior Vice President, Corporate Development) on or before January 21,

2012, the Company shall have no obligation to enter into this Release Agreement, Executive shall not be entitled to receive the payments or benefits provided for under Section 5 of the Employment Agreement, and the Retirement Date shall be unaltered; and (xi) understands that this Release Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms.

(b) This Release Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to the Company (Attn: Senior Vice President, Corporate Development) by Executive. The parties hereto understand and agree that Executive may revoke this Release Agreement after having executed and delivered it to the Company (Attn: Senior Vice President, Corporate Development) by delivering notice of revocation to the Company in writing, provided such notice of revocation is received by the Company at the address listed in this Release Agreement above no later than 11:59 p.m. on the seventh (7th) day after Executive’s execution and delivery of this Release Agreement to the Company. If Executive revokes this Release Agreement, it shall not be effective or enforceable, Executive shall not be entitled to receive the payments or benefits provided for under Section 5 of the Employment Agreement, and the Retirement Date shall be unaltered.

Agreed to and accepted on this

     day of                     , 2012.

Witness	EXECUTIVE:

Anthony D. Bruno

Agreed to and accepted on this day of , 2012.

EMPLOYER: WARNER CHILCOTT (US), LLC

By:
Name:
Title:

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